Exhibit 2.2

                 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

         THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into this 13th day of August, 2004 by and among (a) IQ Biometrix, Inc., a Delaware corporation ("IQB"), and Wherify Acquisition, Inc., a newly-formed wholly-owned subsidiary of IQB established under the laws of the state of California (the "Merger Sub"), on the one hand, and (b) Wherify Wireless, Inc., a California corporation ("Wherify"), on the other hand (each a "Party" and collectively, the "Parties"). Capitalized terms used herein but not defined herein shall have the meaning set forth for such terms in the Merger Agreement.

                                    RECITALS:

         WHEREAS, the Board of Directors of IQB, Wherify and Merger Sub deem it advisable and in the best interests of each corporation and its stockholders or shareholders that IQB combine with Wherify in order to advance the long-term business interests of IQB and Wherify;

         WHEREAS, IQB, Wherify and Merger Sub entered into an Agreement and Plan of Merger, dated April 14, 2004 (the "Merger Agreement");

         WHEREAS, IQB, Wherify and Merger Sub desire to amend the Merger Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, covenants and agreements set forth below, the parties agree as follows:

         1. Article I - Definitions.

                  (a) The definition of "Acquisition Proposal" in Article I - Definitions of the Merger Agreement shall be restated in its entirety as follows:

         "Acquisition Proposal" means (i) any inquiry, proposal or offer for (A) the dissolution or liquidation of a Party or any of its Subsidiaries or (B) a merger, consolidation, tender offer, recapitalization, share exchange or other business combination involving 25% or more of a Party's equity securities, (ii) any proposal for the issuance by a Party of over 25% of its equity securities or
(iii) any proposal or offer to acquire in any manner, directly or indirectly, over 25% of the equity securities or consolidated total assets of a Party, in each case other than the Merger contemplated by this Agreement.

                  (b) The definition of "Financing Shares" in Article I - Definitions shall be restated in its entirety as follows:

         "Financing Shares" shall mean shares of IQB Common Stock (or any other class or series of capital stock of IQB authorized hereafter) or shares of Wherify Capital Stock issued after the date of this Agreement to one or more bona fide third party purchasers in an equity financing pursuant to which IQB or Wherify, as applicable, sells such shares with the principal purpose of raising capital.

                  (c) The definition of "Exchange Ratio" in Article I - Definitions shall be restated in its entirety as follows:

         "Exchange Ratio" shall mean a fraction (expressed as a decimal and rounded to the nearest ten-thousandth of a share), determined by dividing:

                  (a) the number of Issuable IQB Shares; by

                  (b) the fully diluted number of shares of Wherify Common Stock outstanding immediately prior to the Merger after giving effect to the conversion of all outstanding Wherify Preferred Stock into Wherify Common Stock and after giving effect to the conversion of all outstanding warrants and other rights to acquire Wherify Capital Stock into shares of Wherify Capital Stock and the subsequent conversion of such Wherify Capital Stock into Wherify Common Stock, if applicable, but excluding and not giving effect to (i) the exercise of all outstanding options to acquire Wherify Common Stock held by individuals who are employees and members of the Board of Directors of Wherify immediately prior to the Effective Time and (ii) any Wherify Financing Shares.

         2. Financings. Notwithstanding anything to the contrary in the Merger Agreement, during the period from the date of the Merger Agreement to the Effective Time or the termination of the Merger Agreement, neither Party shall issue or sell, or enter into any agreement for the issuance or sale, of Financing Shares without the approval in writing of the other Party, which such approval shall not be unreasonably withheld or delayed.

         3. Wherify Stock Option Plan. IQB hereby consents to (i) the amendment of Wherify's 1999 Stock Option to increase the number of shares issuable thereunder from 689,334 to 939,334 and (ii) the issuance by Wherify of such additional 250,000 Wherify Stock Options.

         4. Wherify Series C Preferred Stock. IQB hereby consents to (i) the amendment of Wherify's existing articles of incorporation to increase the number of authorized shares of Series C Preferred Stock from 2,500,000 to 2,900,000 and
(ii) the sale and issuance of such additional shares of Series C Preferred Stock on the same or better terms and conditions with respect to Wherify as such shares were sold by Wherify prior to the date of the Merger Agreement.

         5. No Other Changes. All other terms of the Merger Agreement shall remain the same.

         6.  Complete  Agreement.   This  Amendment  together  with  the  Merger
Agreement contains a complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment on the day and year first above written.

"IQB"                                      "WHERIFY"

I. Q. BIOMETRIX, INC.,                     WHERIFY WIRELESS, INC.,
a Delaware corporation                     a California corporation


By: /s/ William Scigliano                  By: /s/ Timothy Neher
    ---------------------------------          ---------------------------------
Name: William Scigliano                    Name: Timothy Neher
      -------------------------------            -------------------------------
Title: Chief Executive Officer             Title: Chief Executive Officer
       ------------------------------             ------------------------------

"MERGER SUB"

WHERIFY ACQUISITION, INC.,
a California corporation

By: /s/ William Scigliano
    ---------------------------------
Name: William Scigliano
      -------------------------------
Title: Chief Executive Officer
       ------------------------------

                                       3